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                                                                   EXHIBIT 10.50

                      HITACHI GLOBAL PROCUREMENT AGREEMENT


This Hitachi Global Procurement Agreement ("Agreement") made and entered into as of January 28th, 2000 by and between Network Computing Devices, Inc., a Delaware corporation, having its principal place of business at 350 North Bernardo Avenue Mountain View, California 94043 U.S.A. ("NCD"), and Hitachi, Ltd, a corporation of Japan, through its PC Division, having a principal place of business at 6, Kanda-Surugadai 4-chome, Chiyoda-ku, Tokyo, 101 Japan ("Hitachi").

                                   WITNESSETH:

WHEREAS, Hitachi is a global computer company which develops, manufactures, and markets certain computer products and other products related thereto;

WHEREAS, NCD is a manufacturer and distributor of thin client terminals and related software products, which includes but is not limited to NCD's ThinSTAR Windows-based Terminal; and

WHEREAS, Hitachi wishes to procure from NCD and NCD wishes to sell a Hitachi logo version of its ThinSTAR Windows-based Terminals and related software products to Hitachi .

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1     DEFINITIONS

       1.1 "Desktop Software" shall mean ThinSTAR Management System (TMS) software developed by NCD for the management of the Products.

       1.2 "Documentation" shall mean all information necessary to install, diagnose and repair, and maintain the Product, such as user, operator, service and systems administrator manuals; technical bulletins, engineering change orders, software Updates, and bulletin board access, web site access; and other relevant materials.

       1.3 "Fixes" shall mean bug fixes, critical patches, modified documentation or other changes intended to correct feature/function deficiencies in the Software. NCD hereby grants to Hitachi a non-exclusive, royalty free worldwide license to distribute new Fixes to its customers, including distribution through the World Wide Web if available.


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       1.4    "Hitachi" shall mean Hitachi, Ltd., and include its subsidiaries and affiliates in which 50% or more of the stock is directly or indirectly controlled by Hitachi, Ltd.


       1.5 "Product(s)" shall mean the Hitachi logo version of NCD's ThinSTAR Windows-based Terminals ("Hardware") and related Software. Product(s) as more fully set forth in Exhibit A attached hereto. Exhibit A may be revised from time to time by mutual agreement of the parties to include and add new Products to the list of Exhibit A

       1.6 "Purchase Specifications" shall mean the specifications set forth on Exhibit A attached hereto. Exhibit A may be revised from time to time by mutual agreement of the parties to modify the specifications.

       1.7 "ROM Software" shall mean the operating system software for ThinSTAR Windows-based Terminals in object code form residing in the hardware's flash memory. In addition, NCD will deliver the operating system software on a CD to be used by Hitachi for recovery purposes only.

       1.8 "Software" shall refer to the Desktop Software and the ROM Software collectively.

       1.9 "Update" shall mean a release made generally available from NCD that provides a fix to the Software and typically does not contain new functionality. Hitachi will not knowingly provide the new Updates to its Customers who have not licensed the corresponding Product. Such Updates will be identified through a change in the number to the right of the second decimal (e.g. X.YZ), where Z is the Update number.

       1.10 "Upgrade" shall mean a change to the Software that provides minor functionality enhancements or improvements that may also address customer identified problems. Hitachi will not knowingly provide the new Upgrade to its Customers who have not licensed the corresponding Product. Such Upgrades will be identified through a change in the number to the right of the first decimal (e.g. X.YZ) where Y is the Software Upgrade.

       1.11 "Version Release" shall mean a release that changes Software functionality. Such releases will be reflected through a change in the digit to the left of the decimal point (e.g. X.YZ) where X is the Version Release number. Hitachi will not knowingly provide the new version to its Customers who have not licensed the corresponding Product.

2     PURCHASE AND SALE


      During the term of this Agreement, NCD shall manufacture and supply the Products for Hitachi and Hitachi agrees to purchase such Products from NCD in accordance

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      with the terms and conditions of this Agreement. Hitachi is entitled to distribute and market the Products worldwide subject to the terms of this Agreement.


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3      ORDERING PROCEDURE


       3.1 Hitachi shall place orders by written purchase order ("Order"), subject to NCD's acceptance by fax. Orders must be in minimum quantities as specified in Exhibit A hereto. Orders may be placed by fax or mail addressed to NCD at the following address:

                  Network Computing Devices, Inc.
                  350 N. Bernardo Avenue
                  Mountain View, California  94043
                  USA
                  Attn: Sales Order Administration

                  Fax No. 650-694-4541

              Orders are pursuant to the terms and conditions stated in this
              SECTION 3 and SECTION 5 below, using Hitachi 's standard purchase order form which shall indicate:

                     (i)    Order Numbers;

                     (ii) Description (including product specification number) and Quantity of Products to be ordered; Requested delivery dates;

                     (iii)  Destination; and

                     (iv) Unit Prices and Total Price of the Products to be ordered.

       3.2 NCD shall accept or reject the Order placed by Hitachi by signing and faxing to Hitachi a copy of the Order within FIVE (5) BUSINESS DAYS after its receipt of the Order. If NCD fails to deliver the written notice of rejection of the Order to Hitachi within THE SAID FIVE (5) BUSINESS DAY period, such Order shall be deemed as accepted by NCD on the last day of SUCH FIVE (5) BUSINESS DAY PERIOD.


       3.3 NCD shall use its best effort to accept Orders placed by Hitachi. However, if NCD has reason not to accept an Order, the parties shall, in good faith, discuss and seek a solution.

       3.4 Lead Time: Average lead time for Orders shall be four (4) weeks, however the lead time for the first Order shall be six (6) weeks. Lead Time starts when an order is accepted by NCD and runs until the delivery of the Products so ordered according to the delivery terms in section 6 of this Agreement.

       3.5 Orders will be governed solely by the terms and conditions of this Agreement, and any term or condition set forth in an Order, preprinted or otherwise, which is not expressly allowed by this Agreement or which is in addition to or conflicts with the terms and conditions of this Agreement, shall have no force and effect.


4      CANCELLATION


       4.1 Unless expressly provided in this Agreement or otherwise agreed upon by the parties, the Orders placed by Hitachi and accepted by NCD may not be

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              canceled by NCD.


       4.2 Notwithstanding the above, if NCD fails to deliver the Products within thirty (30) days after the delivery date specified in the relevant Order, Hitachi shall be entitled to cancel the Order.

       4.3 Hitachi shall have the right, without any liability or penalty, to notify NCD to delay the ship date of any shipment for a period not to exceed NINETY (90) DAYS from the ship date set forth in Orders provided that written notice is given to NCD not later than FIFTEEN (15) DAYS prior to the delivery date set forth in Orders.

       4.4 Hitachi shall have the right, without liability or penalty, to cancel any Order or any part thereof provided that notice of cancellation is given to NCD not less than TWENTY FIVE (25) DAYS prior to the delivery date set forth in Orders.


5      FORECAST AND ORDERING FLEXIBILITY


       On or about the 10th business day of each month, Hitachi shall provide NCD with a rolling SIX (6) MONTH forecast for Products to be delivered by NCD to Hitachi each month covering the SIX (6) MONTH period following the month on which SUCH forecast is provided. SUCH MONTHLY FORECAST SHALL BE NON-BINDING AND SHALL NOT BE DEEMED AS A FIRM ORDER UNLESS THE RELEVANT ORDERS HAVE BEEN PLACED BY HITACHI AND ACCEPTED BY NCD IN ACCORDANCE WITH
       SECTION 3 OF THIS AGREEMENT. Hitachi, however, will use its best efforts to forecast accurately.


6      SHIPPING, DELIVERY AND PAYMENT

       6.1 All Products shall be delivered by NCD to Hitachi on or before, but not more than FIVE (5) DAYS prior to, the delivery date set forth in the relevant Order.


       6.2 All shipments of the Products shall be FOB point of origin in accordance with INCOTERMS 1990, unless otherwise agreed upon between the parties, and title and risk of loss shall pass from NCD to Hitachi simultaneously with the passing of risk of loss pursuant to INCOTERMS 1990: INCOTERMS FOB Air Shipment FCA


       6.3 Unless otherwise agreed to by the parties, NCD shall ship quantities as specified on the relevant Order. All Products shall be shipped in accordance with instructions made from time to time by Hitachi and in a manner which follows good international commercial practice and is adequate to insure safe arrival.


       6.4 NCD shall attach to all shipments a packaging list clearly stating:

                  (i)      Hitachi 's Order Number;
                  (ii)     Quantity shipped;
                  (iii) Airway Bill and other documents needed by Hitachi to substantiate payment due to NCD or freight carrier; and


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                  (iv)     Any other information as designated by Hitachi from
                           time to time; provided that any additional cost to provide such information shall be borne by Hitachi.

       6.5 All marking required by applicable law shall be applied to the Products by NCD.

7      ACCEPTANCE PROCEDURE

       7.1 Within ten (10) business days from the date of the receipt of the Products, Hitachi shall perform an Appearance Inspection and Diagnostic Program and Functionality Test of the Products in accordance with the Purchase Specifications, and shall notify NCD of the results of such test. In the event that no notification is made within the above mentioned period, the Products delivered by NCD shall be deemed to be accepted by Hitachi on the last day of such period.


       7.2 In case Hitachi finds any quantitative discrepancies of the Products during the acceptance test period mentioned above, Hitachi shall notify NCD of such finding in writing. In case of quantity shortage, NCD shall, at its expense, deliver the Products to fill the shortage to Hitachi within TEN (10) BUSINESS DAYS after Hitachi 's notification. In case of quantity surplus, Hitachi shall, at NCD's expense, promptly return the surplus Products to NCD if so requested by NCD.


       7.3 In case Hitachi notifies NCD that qualitative failures or defects of the delivered Products are found, NCD shall take all necessary countermeasures and deliver new and non-defective Products to Hitachi as required in Section 13 herein.

       7.4 Hitachi shall have sixty (60) days from the date on which NCD delivers Software, to examine and test the Software to determine that such version of the Software, when loaded, will execute as part of the Product in accordance with the Purchase Specifications

8     LICENSE


       8.1 All rights not specifically granted to Hitachi under this Agreement are reserved by NCD. Except as specifically set forth herein, Hitachi has no rights to any Software source code. The Software is the proprietary, trade secret and copyrighted property of NCD or its suppliers, including Citrix Systems, Inc. and Microsoft Corporation.


              Subject to the conditions in this Agreement, NCD grants to Hitachi a non-exclusive, non-transferable license to copy the Desktop Software and the backup ROM Software pursuant to the terms herein and distribute with each unit of Hardware (i) one (1) copy of the pre-flashed ROM Software; (ii) one (1) copy of the Desktop Software in object code form, including without limitation a copy of the localized Hitachi version, on external CD-ROM media; and
              (iii) one (1) copy of the Products' end user Documentation. All ownership and title to the


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              Software is retained by NCD or its licensors. Hitachi agrees that (i) it will use the Software only as authorized in this Agreement by NCD; and (ii) it will not copy or modify the Software, except as otherwise provided herein; and (iii) that it will not decompile, disassemble, translate or reverse engineer the Software; and (iv) Hitachi will retain all proprietary and copyright notices of NCD and its suppliers in and on the Software and related documents. This license will automatically terminate upon Hitachi 's material breach of any of the provisions of this Section 8.1 with or without notice from NCD; provided, that the end-user's right to use the Software shall not be affected by such termination. Upon termination, Hitachi must immediately return all Software retained by Hitachi, in whatever form, to NCD. In the event of a breach of this SECTION 8, NCD or its licensors shall be entitled to injunctive relief, in addition to any other remedies available, it being acknowledged that legal remedies are inadequate. Hitachi's obligations concerning the Software will survive any termination of this license.

       8.2 Hitachi shall only distribute the Products pursuant to the then-current, applicable, NCD end user license. If a Software product is sublicensed by or on behalf of a unit or agency of the United States Government, it must be provided to the U.S. Government with a RESTRICTED RIGHTS legend as to its use, duplication or disclosure under applicable government regulations pertaining to trade secrets and commercial computer software developed at private expense. Hitachi agrees that it will not export or re-export any Software product to any country, person, entity or end-user contrary to USA export restrictions.

       8.3 Hitachi acknowledges that NCD's suppliers, including Microsoft Corporation, are intended beneficiaries of this Agreement and all end user agreements and, as such, are entitled to enforce the provisions of this Agreement and end user agreements insofar as they concern supplier's respective rights.

       8.4 NCD further grants Hitachi a non-exclusive, non-transferable license to distribute Updates, Upgrades, Fixes or Version Releases to the ROM Software and the Desktop Software (or modified Desktop software) as received from NCD on external media (e.g., CD-ROM) or electronically as a replacement to the ROM Software and Desktop Software originally distributed with the Hardware, respectively (collectively "Replacement or Upgrade Software").


       8.5 The cost of Microsoft or other third party owned Replacement or Upgrade Software for ROM Software shall be in accordance with Microsoft's or the third party's standard licensing practices. If Microsoft or the third party licenses the Replacement or Upgrade Software to NCD at no charge, NCD agrees to relicense the Replacement or Upgrade Software to Hitachi at no charge. If Microsoft or the third party provides NCD with an upgrade or new version of the Replacement or Upgrade Software which is royalty bearing, NCD will offer Hitachi such upgrade or new version of the Replacement or Upgrade Software. If Hitachi elects to license the upgrade or new version of the Replacement or Upgrade Software, Hitachi agrees to pay NCD any additional royalties associated with the cost of such Replacement or Upgrade Software.


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       8.6    The cost of an NCD owned Replacement or Upgrade Software shall be in accordance with NCD's standard licensing practices. If NCD licenses the Replacement or Upgrade Software to distributors, resellers and end users at no charge, NCD agrees to relicense the Replacement or Upgrade Software to Hitachi at no charge. If NCD provides an upgrade or new version of the Replacement or Upgrade Software which is royalty bearing, NCD will offer Hitachi such upgrade or new version of the Replacement or Upgrade Software. If Hitachi elects to license the upgrade or new version of the Replacement or Upgrade Software, Hitachi agrees to pay NCD any additional royalties associated with the cost of such Replacement or Upgrade Software.


       9      LOCALIZATION


       9.1 Hitachi agrees to localize portions of the initial version of the Desktop Software (TMS) into Japanese in exchange for a non-exclusive, non-transferable, royalty free license to distribute the localized version of the Desktop Software with the Product. Localization and pricing of any Version Release, Updates, Upgrades or Bug Fix of the Desktop Software shall be as discussed and agreed upon by the parties at the appropriate time.


       9.2 NCD grants to Hitachi a non-exclusive, non-transferable license to such portions of the source code of the Desktop Software necessary to modify such software for the purpose of localization into the Japanese language. All ownership and title to the Desktop Software and all modification made by Hitachi shall reside with NCD. Hitachi agrees that (i) it will use the source code only as authorized in this Agreement; and (ii) that it will not decompile, disassemble, translate or reverse engineer the Desktop Software, except as specifically authorized in this Agreement; and (iii) that it will faithfully reproduce all proprietary and copyright notices of NCD in and on the Desktop Software and related documents. In the event of a breach of this SECTION 9, NCD shall be entitled to immediately terminate this Agreement (provided, that the end-user's right to use the Software shall not be affected by such termination) and seek injunctive relief, in addition to any other remedies available, it being acknowledged that legal remedies are inadequate. Hitachi's obligations concerning the Desktop Software will survive any termination of this license.

       9.3 Hitachi will produce two (2) localized versions of the Desktop Software, one (1) for the Hitachi logo product and one (1) to be used for distribution with NCD's standard ThinSTAR product. Hitachi may modify the Desktop Software to be distributed with the Hitachi logo Product by turning off certain features, however it may not add or remove features without the prior written consent of NCD.

       9.4 Hitachi shall submit the localized Desktop Software to NCD for review and approval prior to its first distribution of the localized Desktop Software. NCD's approval will not be unreasonably delayed nor withheld.

       9.5 Hitachi warrants to NCD that the localization will be performed in a diligent,


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              workmanlike manner and any items delivered to NCD and/or the customer will generally conform to the technical specifications for such deliverable.


10     INSPECTION OF NCD'S FACILITY


       In addition to Hitachi 's right to perform acceptance test in accordance with SECTION 7 above, Hitachi is entitled to inspect NCD's facility and/or perform acceptance tests at any time if Hitachi deems necessary.


11     PRICING


       11.1 The prices of the Products, spare parts, and repair parts shall be set forth in Exhibit A attached hereto. Such prices set forth in Exhibit A shall be quoted in the United States Dollars on an FOB point of origin basis. (The term of FOB used herein shall be interpreted in accordance with the provisions of INCOTERMS 1990, as amended. Hitachi may, from time to time, request changes in the price of the Products, spare parts and repair parts. Upon such request both parties shall discuss in good faith to determine new price. Exhibit A shall be amended to reflect the agreed new price.

       11.2 It is understood that the prices set forth in Exhibit A are based on a general expectation of market conditions for the Products. On a quarterly basis or at any time during the term of this Agreement, if Hitachi believes that the market conditions are such that the prices as provided herein have become inconsistent with this expectation, then Hitachi may provide written notice to NCD to this effect, whereupon Hitachi and NCD will negotiate in good faith with respect to a possible reduction in the prices.


12     PAYMENT


       12.1 Hitachi will make all payments due NCD in U.S. dollars. The Procurement and Technical Service Division of Hitachi America, Ltd. (HAL) shall act as a disbursement agent of Hitachi in accordance with the terms and conditions of this Agreement. NCD shall issue its invoices to HAL, and HAL shall make payments to NCD in accordance with this Agreement. Invoices shall be delivered or addressed to:

                   Hitachi America, Ltd.
                   Procurement and Technical Service Division
                  2000 Sierra Point Parkway, MS:670
                  Brisbane, CA 94005-1819
                  Telephone: 415-244-7400
                  Facsimile: 415-244-7935

       12.2 All Products will be invoiced upon shipment. Payment is due in United States Dollars, on or before the last business day of the month following shipment.


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       12.3   Payments made by Hitachi to NCD shall be remitted by check to
              NCD's address above or wire transfer into NCD's bank account designated below.


                Bank Name  :        Union Bank Of California
                Bank Address:       400 University Avenue Palo Alto, CA, 94310
                Account:Number:     #64889-3649
                Account Name:       Network Computing Devices, Inc.
                Phone Number:


              Hitachi shall bear all taxes imposed on Hitachi in Japan with respect to the payment under this Agreement, except for income tax imposed on NCD under applicable Japanese Laws. If so required by applicable law Hitachi shall deduct the amount of income taxes levied by the Government of Japan from payments to be made by Hitachi to NCD pursuant to this Agreement, and shall promptly make payment of the such taxed amount to the appropriate tax authorities of the Government of Japan and shall transmit to NCD official tax receipts or other evidence issued by said appropriate tax authorities in respect to such taxes deducted and paid by Hitachi.


13     WARRANTY

       13.1 NCD represents and warrants to Hitachi, and/or its customers that it has all rights or has obtained all rights to manufacture and distribute the Product and to make this Agreement, and that the Product as manufactured by NCD, to the best of its knowledge does not infringe any patent, trademark, copyright, trade secret, or any other proprietary rights of any third party or parties.

       13.2 NCD shall warrant and guarantee that the Hardware shall conform to the relevant Purchase Specifications and that such Hardware shall be free from defects in design, material and workmanship in ordinary care, use and maintenance for the period of ninety (90) days after the date of shipment. Hitachi may purchase extended warranties offered by NCD as set forth in Exhibit A hereto.

              In the event of a Hardware warranty claim Hitachi will contact NCD. Once NCD determines that the Hardware is defective and under warranty pursuant to the above-mentioned warranty, NCD shall issue a return material authorization number ("RMA") to Hitachi. Hitachi shall then return the defective Hardware to NCD's Mountain View, California facility, and request that NCD perform, at its option, any of the following remedial works therefor, at NCD's cost. Within TEN (10) BUSINESS DAYS after NCD's receipt of the Hardware, NCD will:

                  i) repair the defective portion of the Product;
                  ii) replace the defective portion of the Product;
                  iii).replace the defective Product with a new one; or
                  iv) subject to Hitachi 's prior consent, reimburse costs of repair works incurred by Hitachi in case NCD requests Hitachi to perform such


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                  remedial works by itself.

              Shipping costs from Hitachi to NCD shall be borne by Hitachi for Product returned to NCD under this warranty and shipping costs from NCD to Hitachi shall be borne by NCD for Product repaired or replaced under this warranty by NCD. For all such returned Product NCD shall be the importer of record. Hitachi may select its carrier of choice, however NCD will require that product be cleared through customs using an NCD specified agent

       13.3 NCD will pass through to Hitachi and its resellers the warranties accompanying all Software as embodied in the shrink-wrap agreement for all Products purchased under this Agreement. The term of such warranty shall be the greater of ninety (90) days after delivery to the end user or the date specified in the shrink-wrap agreement and subject to the terms of this Agreement.

              NCD warrants that the Desktop Software and NCD manufactured software will function in accordance with its published specifications. Hitachi's exclusive remedy and NCD's sole obligation with respect to any Software failing to meet the limited warranty as described herein shall be as follows:

              If Hitachi has a Software warranty claim, Hitachi will contact NCD. Once NCD determines that the Software is under warranty and the Software is not complying to its published specifications and documentation, and NCD can duplicate the error, NCD will use all reasonable commercial efforts to fix, circumvent or replace the Software in a manner to be reasonably determined by NCD.

              In the event of defective media Hitachi will contact NCD. Once NCD determines that the Software media is defective and under warranty pursuant to the above-mentioned warranty, NCD shall issue a return material authorization number ("RMA") to Hitachi. Hitachi shall then return the defective Software media to NCD's Mountain View, California facility. NCD shall replace the defective Software media and return the new Software media to Hitachi, at NCD's costs, including transportation costs.

              NCD does not warrant that any item of Software is error-free or that its use will be uninterrupted. NCD shall not be obligated to remedy any Software defect, which cannot be adequately repeated.

      13.4 Hitachi may make any representations or warranties in addition to the representations and warranties found in this Agreement; provided that Hitachi shall bear sole responsibility for fulfillment of such representations or warranties.

              NCD shall further warrant that the Software media will be free from defects


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              in materials for a period of ninety (90) days after the date of shipment of the relevant Software .

       13.5 Any out of box failures or DOA Products found to be defective within THIRTY (30) DAYS after the date of shipment, or identified as failing on initial power up should be replaced via expedited delivery by NCD. For any Products returned and replaced under this
              Section 13.5 NCD shall bear all shipping and handling expenses.

       13.6 These warranties shall not apply to defects which have been caused by accident, disaster, electrical power or failure, or other causes, or to Products which have been tampered with or defaced or which have been subjected to unintended or abnormal conditions of operation, improper application or installation.


14     REPAIR SERVICE AFTER WARRANTY PERIOD


       14.1 If the Products are found to be defective after the above-mentioned warranty period, Hitachi may request NCD to repair the defective Product at NCD's then current standard price for repair service.


       14.2 Transportation costs incurred by NCD in connection with repair service to be performed pursuant to this SECTION 14 shall be reimbursed by Hitachi to NCD.

       14.3 Repair costs subsequent to the warranty period are listed in Exhibit A attached hereto.

       14.4 NCD shall retain sufficient quantity of any spare parts or materials necessary for the repair of the Products as provided herein, at least for five (5) years after the discontinuance of the relevant Products.

15     DISCONTINUANCE OF PRODUCT

       In case NCD intends to discontinue the supply of certain Products during the term of this Agreement, NCD shall endeavor to give Hitachi 180 days prior written notice, in any case NCD shall give written notice of at least NINETY (90) DAYS ("Last Buy Notice") prior to the intended date of discontinuance. Hitachi may, at least THIRTY (30) DAYS prior to the intended date of discontinuance informed by Last Buy Notice, place a non-cancelable Order ("Last Buy Order") to cover its future requirements, and NCD shall accept such Last Buy Order. The quantity and delivery schedule of the Products ordered by such Last Buy Order shall be mutually agreed between the parties. In no event will the quantity of the Last Buy Order exceed the total of Hitachi 's last twelve (12) months of purchases of Product.


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16     ENGINEERING CHANGE

       Engineering changes involving form, fit or function of the Products may be made only by revising the Purchase Specifications of the relevant Products by mutual consents of the parties in writing. Changes made in the course of normal maintenance shall not be subject to this Section 16.


17     LIMITATION OF LIABILITY


       17.1 THE WARRANTIES AND REMEDIES EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO SECTION 13, ARE NCD'S ONLY WARRANTIES AND REMEDIES AND ARE IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

       17.2 NCD AND ITS SUPPLIERS SHALL, IN NO EVENT, BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE, GOODWILL OR LOSS OF USE OR DATA) OR ANY COSTS OF SUBSTITUTE PRODUCT ARISING OUT OF, OR RELATED TO THE PRODUCTS, EVEN IF NCD HAD BEEN ADVISED, KNOWN OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS.

       17.3 EXCEPT FOR NCD'S INDEMNITY OBLIGATION HEREUNDER AND BREACH OF CONFIDENTIALITY OBLIGATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.


18     INDEMNITY


       18.1 NCD shall at its expense, indemnify, hold harmless, and defend, Hitachi, Hitachi 's subsidiaries and their respective customers, from and against any action, claim, liability or damage arising out of, in connection with or relating to any claim that the Products provided hereunder infringe or misappropriate any patent, copyright, trade secret, trademark or other intellectual property rights. NCD shall pay all damages, costs and expenses (including reasonable attorneys' fees) incurred by Hitachi, Hitachi 's subsidiaries and their respective customers, provided that Hitachi
              (i) notifies NCD promptly in writing of the claim, (ii) provides NCD with reasonable information and assistance at NCD's expense for the defense or settlement of the claim, and (iii) grants NCD reasonable control of the defense or settlement of the claim; provided that such defense or settlement shall be made through attorneys reasonably acceptable to Hitachi.

       18.2 In the event that Products, are held to constitute an infringement or their use is enjoined, NCD shall at its own expense, either (i) procure for Hitachi , Hitachi 's subsidiaries and their respective customers the royalty-free right to continue distributing or using such Products, (ii) replace such Products to Hitachi 's reasonable satisfaction with non-infringing products of equivalent quality and performance, (iii) modify such Products so that they become non-infringing and of equivalent quality and performance.


       18.3 Notwithstanding the foregoing, NCD shall have no liability to Hitachi to the extent an infringement or other claim to the extent it is based on (i) the use of Products in combination with equipment, devices or software other than those intended to be used with the Products, (ii) the modification of Products by other than NCD or its agents, or by Hitachi in accordance with the instruction by NCD, (iii) NCD's compliance with Hitachi 's specific suggestion or instruction; provided in each case such infringement would not have occurred but for the occurrence of the events in (i) to (iii) respectively.


19     CONFIDENTIALITY


       19.1 All confidential information, disclosed by a party ("Disclosing Party"), which shall be clearly marked as "Confidential" at the time of disclosure, will be safeguarded and kept confidential by the other party ("Receiving Party") during the term of this Agreement and for three (3) years thereafter. The Disclosing Party's confidential information shall be safeguarded by the Receiving Party to the same extent that it safeguards its confidential materials of similar importance; provided, however, that the Receiving Party uses at least reasonable care.


       19.2 Notwithstanding the foregoing, Hitachi may disclose NCD's confidential information to Hitachi 's subcontractors and/or Hitachi subsidiaries to the extent necessary for their activities contemplated under this Agreement; provided, however, that Hitachi shall impose the confidentiality obligations substantially similar to those provided for in this SECTION 19 on such subcontractors and Hitachi subsidiaries.


       19.3 The foregoing confidentiality obligations mentioned above shall not apply to:

              i) information which now or hereafter, through no act or failure to act on the part of the Receiving Party, is or becomes generally known or available;

              ii) information which is furnished to a third party by the Disclosing Party without confidentiality obligations;

              iii) information which is furnished to the Receiving Party by a third party without confidentiality obligations,

              iv) information which is independently developed by the Receiving Party, or

              v) disclosure as required by law or requested by any governmental agency.

20     TERM AND TERMINATION


       20.1 This Agreement shall become effective as of the date first above written and continue in full force and effect FOR FIVE (5) YEARS. Such term shall be automatically renewed for each one (1) year period unless either party delivers a written notice to the other party WITHIN ONE HUNDRED-TWENTY (120) DAYS prior to the expiration of the applicable term indicating such party's intention not to renew this Agreement.


       20.2 Either party may terminate this Agreement immediately upon written notice to the other party, if at any time any one of the following events occurs:

              i) the other party files voluntary petition in bankruptcy (other than solely for reconstruction;

              ii)    the other party is adjudicated as bankrupt;

              iii) the other party makes an assignment for the benefit of its creditors; iv) a competent court assumes jurisdiction of the assets of the other party under a bankruptcy or reorganization act;

              v) a trustee or receiver is appointed by a court for all or substantially all the assets of the other party;

              vi) transfer to, or acquisition by, a third party of a substantial portion of the business or assets of the other party, if after careful consideration such transfer or acquisition is deemed to be detrimental to such party; or

              vii) any substantial change in the ownership or majority control of the other party including merger which is, after careful consideration, deemed to be detrimental to such party, unless such other party or such other party's shareholders, has a majority control of the resulting entity or such change in control is the result of a venture capital financing or a public offering of such other party's stock.

       20.3 Either party may terminate this Agreement upon material breach of the other party if such material breach is not cured within thirty
              (30) days after the notice by terminating party. Such notice shall describe the breach.

       20.4 Upon termination or expiration of this Agreement, Hitachi shall at NCD's direction either (i) destroy all units of Software in its possession; or (ii) promptly return to NCD all copies of Software, all copies of confidential or proprietary information relating to the Products, all advertising materials and all other items furnished by NCD, other than Products purchased or then-currently licensed for authorized use by Hitachi . Upon NCD's request, Hitachi agrees to provide written notice to NCD and/or its supplier Microsoft Corporation certifying that it has fulfilled the requirement of SECTION 22 below. Such certification shall be signed by an officer or director of Hitachi.

21.    PRODUCT CHANGES

       NCD shall not change, modify, improve or enhance the Product unless such change, modification, improvement or enhancement is agreed by Hitachi and reflected to the Purchase Specification of the relevant Products.

22.    SUPPORT AND MAINTENANCE

       22.1 To the extent available now, and during the life of this Agreement, at the request of Hitachi, NCD shall provide the following, collectively referred to as "Technical Information," at no charge to Hitachi:

              Problem history database -- A regularly updated problem history database that includes a description of all changes, enhancements, or problem fixes provided by NCD. NCD will provide this database in a format agreed to by both parties.

              Documentation will be in an electronic format suitable for both reproduction and for publishing on Hitachi's Corporate Intranet, and will be updated by new documentation from time-to-time as it becomes available at no cost to Hitachi, to the extent such Documentation is not subject to any third party encumbrances. Documentation currently available will be provided to Hitachi as soon as practicable, but not more than thirty (30) days following the signing of this Agreement. New documentation will be provided to Hitachi within thirty (30) days following its general release by NCD.

       22.2 To the extent such Documentation is not subject to any third party encumbrances, Hitachi shall have the right to copy, modify and use the Documentation provided by NCD for the purpose of providing desired manuals, training or support materials, or the like concerning the Product, provided that any NCD copyrights therein are appropriately safeguarded. Such manuals, training or support materials shall be used solely to support the Products.

       22.3 Hitachi shall attempt to resolve Customer problems independently using the information provided by NCD. If a greater level of technical expertise is required, Hitachi will engage NCD in resolving the Customer's problem. Hitachi will remain the interface to the customer throughout the problem resolution process. Hitachi will assign the problem a unique reference number. NCD will use the same reference number when communicating with Hitachi. Hitachi will provide NCD with all information relevant to the problem, including, if applicable, the method used by Hitachi to duplicate the problem on its own systems. Hitachi will convey such information to supplier by whatever means both parties agree are most expedient. NCD shall make available via telephone, individuals sufficiently skilled to assist Hitachi in problem resolution. If mutually determined as necessary by both parties, NCD's technical representative will be available to provide on-site support at Customer's location.

       22.4 Hitachi will provide Levels 1 and 2 support. NCD will provide Level 3 support on an as-required basis.

              Level 1 -- Call acceptance and ownership until resolution. Gather problem information and determine criticality. Search knowledge base and deliver known solutions to customer. Dispatch Hitachi Customer Engineer as appropriate. Escalate to Level 2 as required.

              Level 2 -- Respond to Level 1 escalations with a higher level of expertise in a specific technology area. Develop and gain customer agreement for problem isolation, solution creation and solution implementation plan. Provide an existing fix, work-around solution, or escalate to NCD for assistance. Co-ordinate NCD's performance.

              Level 3 -- Assign resources as reasonably required to resolve problem. Work with Hitachi Level 2 support to co-ordinate the development and delivery of problem solutions. NCD shall not be liable for any Software error caused by any of the following events: (i) defects or errors resulting from any attachments, modifications, enhancements of the Software made by any person other than NCD, unless otherwise approved in writing by NCD; (ii) incorrect use of the Software or operator error; (iii) any modification of the Software if such modification would result in a departure from the Specifications.

       22.5 NCD's point(s) of contact for Technical Support will be provided to Hitachi as soon as practicable, but not more than thirty (30) days following the signing of this Agreement.

       22.6 NCD's Technical Support as described in this Section 3 shall be available to Hitachi (i) for all current Version Releases, Upgrades and Updates and (ii) for the immediately two previous Version Releases, including all respective Upgrades and Updates.

       22.7 If requested, NCD will provide Hitachi with a report which details NCD's performance relative to the response and resolution guidelines specified in this Section 22. As a minimum, the report will include a complete list of problems escalated to Level 3, the time and date each call was received, a brief description of each problem, problem status, and if resolved, the date and time of closure.

23     NOTICE

       Any notice or report pursuant to this Agreement shall be in writing and in English and shall be deemed given if delivered personally, or five (5) business days after mailing if sent by registered air mail (or internationally recognized express mail such as DHL), postage paid, addressed to the other party at the address set forth below or at such other address as designated by the party by written notice, or upon receipt if sent by confirmed telex or facsimile.


       For NCD:

                  Network Computing Devices, Inc.
                  350 N. Bernardo Avenue
                  Mountain View, CA  94043
                  Attn.: General Counsel




         For Hitachi :


                  Hitachi, Ltd. PC Division


                  810 Shimoimaizumi


                  Ebina-shi, Kanagawa-ken, 243-0435


                  Attn.: Purchasing Manager


       Either party may change its address for the purpose of this Agreement by giving the other party written notice of its new address.


24     NO WAIVER


       The failure of either party to enforce at any time any provision of this Agreement will not be construed to be a waiver of any such provision and will not affect the validity of this Agreement or any part thereof or the right of either party to enforce such provision. No waiver of any breach hereof will be construed to be a waiver of any other breach.


25     PUBLICATION


       Neither party shall issue any press release or other announcement of this Agreement without the other party's prior written consent, which shall not be unreasonably withheld. The parties agree to cooperate on the preparation and issuance of appropriate announcements.


26     SURVIVAL


       No termination or expiration of this Agreement shall release any party from any liability which at such time has already accrued to the other party, or in any way affect the survival of any right, duty or obligation of any party originated during the term of this Agreement which is contemplated to be performed as of the date of or after such termination or expiration including but not limited to Sections 8, 13, 17, 18, 19, 20 AND 32 of this Agreement .

27     INDEPENDENT CONTRACTOR


       NCD and Hitachi are independent contractors in the performance of this Agreement, each acting for its own account and at its own risk. Neither party is an agent or representative of the other party, and neither party hereto has the authority, nor shall represent itself as having the authority, to make commitments or incur obligations on behalf of the other party.


28     FORCE MAJEURE


       In any event that any force majeure, including but not limited to disasters, fire, war, civil commotion, strikes, governmental regulations or other occurrences beyond the reasonable control of either party, shall occur and make it impracticable for either party to perform its obligations set forth in this Agreement, the provisions of this Agreement related thereto shall be suspended, but only as long as and so far as the impediment exists. In the case of such suspension, the parties hereto shall use their best efforts to overcome the cause and effect of such suspension.


29     NON-ASSIGNMENT


       Neither this Agreement nor any of the rights and obligations created herein may be assigned, delegated, pledged or otherwise encumbered or disposed of, in whole or in part, by either party to a third party without prior written consent of the other party. Any attempt to do so without the other's consent shall be null and void.


30     ENTIRE AGREEMENT


       This Agreement, including Exhibits attached hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior proposals, negotiations, agreements, representations and other communications, written or oral, expressed or implied, between the parties with respect to the subject matter hereof. No modification, renewal, extension or waiver of this Agreement or any of its provisions shall be binding unless made in writing by duly authorized representatives of both parties.


31     SEVERABILITY


       If any term, provision, covenant or condition of this Agreement or the application thereof is held by a court of competent jurisdiction to be invalid, void, unenforceable, or contrary to law, then the validity of the remaining provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. In such instance, the parties shall use their best efforts to replace the invalid, void or unenforceable provision(s), or provisions being contrary to law, with legally valid or enforceable provisions approximating to the extent possible the original intent of the parties hereto.

32     GOVERNING LAW

       This Agreement shall be, in all respects, governed by and construed in accordance with the laws of California, U.S.A. , excluding its conflict of law rules. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall be applicable to the transactions contemplated by this Agreement. Each party agrees to resolve any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, breach, termination or validity of this Agreement through an arbitration proceeding. Any arbitration shall be conducted in English, and if the defending party is NCD, in San Francisco, in accordance with the then current UNCITRAL Arbitration Rules, and if the defending party is Hitachi , in Tokyo, in accordance with the then current Commercial Arbitration Rule of the Japan Commercial Arbitration Association. The award rendered by the arbitrator(s) shall include costs of the arbitration, reasonable attorneys' fees and reasonable costs for experts and other witnesses. Judgment on the award may be entered in any court having jurisdiction. In no event shall the arbitrator(s) be empowered to grant an award for consequential, special, incidental, punitive or indirect damages arising out of or in connection with this Agreement pursuant to Section 17 above.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written by their duly authorized representatives.


HITACHI , LTD.                          NETWORK COMPUTING DEVICES, INC.



   /s/                                     /s/
----------------------------------      ---------------------------------------
Signature                                            Signature

Hiroshi Hirosawa / Dept. Manager    John DeSantis, Sr. V.P. Sales & Marketing
---------------------------------   -------------------------------------------
Typed Name and Title                        Typed Name and Title

Date:    Jan 28 `00                                  Date:    Jan 30, 2000
     ----------------------------                         -----------------